TIDAL TRUST III 485BPOS

Exhibit 99(p)(xvi)

Code of Ethics

Intech® Investment Management LLC

January 1, 2026

Confidential – Not for Public Distribution

Personal Trading Policy

Gifts and Entertainment Policy

Outside Business Activity Policy

Code of Business Conduct

Item 1 – Introduction

As an investment adviser, Intech is entrusted with the assets of our clients for investment purposes. As a result, both Intech and its employees have a fiduciary obligation to place the interests of our clients before our own. In order to avoid conflicts of interest, we have a duty to conduct personal activities and personal securities transactions in such a manner that we avoid even the appearance of a conflict of interest.

The Intech Code of Ethic’s (“Ethics Rules” or “the Code”) serve as a set of guiding principles to ensure that when we enter into personal transactions and other activities, our clients are first and foremost in our minds. Complying with the Ethics Rules is a key part of earning and keeping our clients’ trust. To protect this trust, we hold ourselves to the highest ethical standards.

Our Commitment to Ethical Standards

The Ethics Rules help ensure that our professional and personal conduct preserves Intech’s integrity and reputation. These Ethics Rules apply to all employees of Intech. Portions of these Ethics Rules may also apply to others including certain members of your family.

intechinvestments.com

Our Ethics Rules include our:

Personal Trading Policy;

Gifts and Entertainment Policy;

Outside Business Activity Policy; and

Code of Business Conduct.

The Ethics Rules are designed to prevent fraudulent, deceptive, and manipulative trading practices by our employees. Compliance with the various laws requires adopting and enforcing a written code of ethics and maintaining certain records. The administration and monitoring of our Ethics Rules is the responsibility of Compliance with oversight by the Ethics Committee. The Ethics Committee is charged with the oversight and interpretation of the Ethics Rules in a manner considered fair and equitable and, in all cases, placing our clients’ interests first.

Your Commitment to Ethical Standards

You are required to conduct Intech’s business with the highest ethical and legal standards. Ethical standards to which we are committed, and for which you are individually accountable, include:

Placing the interests of our clients first.

Complying with applicable Federal securities laws and legal regulations.

Acting with the highest degree of ethical standards.

Avoiding or, where applicable, disclosing conflicts of interest.

Safeguarding material, non-public information regarding Intech and our clients.

Attestations

You are required to initially and annually attest that you have received, read, and understand the Ethics Rules, as amended, and recognize that you are subject to the Ethics Rules. In addition, you must certify annually that you have complied with the requirements of the Ethics Rules and that all of your required disclosures are complete and accurate.

Item 2 – Personal Trading Policy

The Personal Trading Policy requires that you disclose certain personal investment accounts and, depending on your Personal Trading Profile, the securities and transactions in those accounts must also be disclosed. Within ten days of your hire date, you must complete the disclosures. Your reporting and certifications are completed using an online system, MyComplianceOffice (“MCO”).

Personal Trading Profiles

Compliance assigns you a Personal Trading Profile based on your function and access to information such as portfolio holdings and client trading information. Your profile determines which personal trading rules apply to you. The potential for conflicts between personal trading and client trading is the greatest for employees who have significant knowledge about client trading and therefore those employees have more extensive trading restrictions. Certain departments, or levels, will have the same profile, regardless of individual knowledge. Some business units/locations may have supplemental policies regarding personal trading. You are responsible for knowing the policies of your business unit that are applicable to you.

The Personal Trading Profiles are as follows:

Non-Access Person: You are a Non-Access Person if you do not have access to non-public information regarding the portfolio holdings or trading of securities in client accounts.

Access Person: You are an Access Person if you have access to non-public information regarding the portfolio holdings or trading of securities in client accounts.

Investment Person: You are an Investment Person if you have access to non-public information regarding portfolio holdings and:

have access to information regarding active trades or recommendations for future trades, make, or participate in making, decisions regarding the trading of securities in any client account, or assist in the trading process.

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Caution Regarding Personal Trading Activities

Access and Investment Persons are subject to significant trading restrictions in the Personal Trading Policy as discussed in the following sections. It is important to know that under certain circumstances you may not be able to close out or sell your position in a security due to our Personal Trading Policy. If this happens, Intech will not reimburse you for your personal losses. In addition, in some instances the Personal Trading Policy may require you to surrender profits realized in connection with a transaction. When this happens, you will be asked to pay the money to a charitable organization.

Trading on Inside Information

Federal law prohibits you from trading based on material nonpublic information received from any source or communicating this information to others. This could include confidential information you receive regarding securities that are, or may be considered as potential portfolio investments. See the section titled “Material Non-Public Information” below for additional information.

General Prohibitions

All derivatives (except for those listed under “Non-Covered” securities on Appendix 2), including options/futures (except for those listed under “Excluded Transactions” and “Non-Covered” securities on Appendix 2), warrants, and swaps, are prohibited. Pre-existing positions must be exited within 30 days of your start date (subject to the pre-clearance requirements) or held until expiration unless an exception has been approved by the CCO.

You may not engage in any short selling of Covered Securities.

You may not purchase securities in an Initial Public Offering (IPO) or an Initial Coin Offering (ICO).

You may not profit, or cause others to profit, based on your knowledge of completed or contemplated client transactions.

You may not engage in fraudulent conduct in your connection with the trading of securities in a client account.

You may not personally benefit by causing a client to act, or fail to act, in making investment decisions.

You are prohibited from conducting personal trades with an individual trader who also trades securities on behalf of Intech and our clients.

You may not bet or gamble on the outcome of financial, economic, political, or global events if you are not buying and owning the stock, bond, or other investment and are instead attempting to profit from whether something goes up, down, or occurs.

This includes prediction markets, spread betting, contracts for difference, and any similar products that allow speculation on prices or events without ownership of the underlying investment.

This prohibition does not apply to betting on non-financial events such as sports, entertainment, or cultural events, including the Super Bowl, the Oscars, or the World Cup. However, such activities are not permitted on Intech’s premises, during working hours, or while using Intech systems, equipment, or other firm resources.

You are prohibited from purchasing any security or entering into any investment arrangement that is not specifically addressed in this Code without first obtaining approval by the CCO. Further, you may not engage in any transaction or structure, whether directly or indirectly, that would circumvent or undermine the requirements or intent of this Code.

Initial Holdings Disclosures

Within 10 calendar days of your start date, you must disclose all holdings in Covered Securities that are under your Beneficial Ownership (as defined on Appendix 1). Additionally, you must disclose any holdings in Intech managed products, including commingled pools, or sub-advised products. Holdings information must be current as of 45 days prior to your start date.

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See Appendix 2 for a detailed list of Covered and Non-Covered Securities.

Ongoing Disclosure Requirements

Accounts: You must promptly disclose any newly opened accounts that are under your Beneficial Ownership before trading in such accounts.

Transactions/Holdings: You must deal through your own brokers and must ensure that Compliance receives duplicate statements and trade confirmations/contract notes in one of the two ways listed below.

Electronic feeds – You are encouraged to deal through brokers that provide Compliance with trade confirmations and holdings via electronic feed. This provides Compliance with the most timely and accurate personal account dealing information.

Employee upload of brokerage/account statements – If the above option is not possible, you are required to enter your trade details into MCO and upload your quarterly brokerage/account statements within 30 days after the end of each calendar quarter.

Access and Investment Persons must disclose all brokerage accounts in which such persons have Beneficial Ownership.

Holdings Disclosures

All Access and Investment Persons must also disclose any Covered Securities held in their accounts.

Examples of Covered Securities include:

stocks

bonds

exchange traded funds (ETFs)

hedge funds

IPOs, ICOs, private placements/limited offerings

Access and Investment Persons’ trades in Covered Securities are subject to additional restrictions including preclearance requirements. Please see Appendix 2 for a detailed list of covered and non-covered securities.

Attestation Requirements

You are required to submit the following periodic attestations. You may also be required to complete additional attestations to meet other regulatory requirements.

Annually:

Account Attestation

Holdings Attestation

Quarterly:

Quarterly Trades Attestation (for accounts without direct feed).

Requesting Preclearance

All Access and Investment Persons (other than board of directors of Intech who are not officers or employees of Intech) must pre-clear their personal securities transactions in Covered Securities via MCO, prior to execution, for all accounts in which an Access or Investment Person has Beneficial Ownership unless the transaction meets one of the provisions noted in the Excluded Transactions section. Note that Beneficial Ownership refers to accounts held in the names of your Immediate Family Members (as defined on Appendix 1), such as your spouse or equivalent domestic partner, your minor children, and other relatives living with you to whom you provide financial support. Pre-clearance requests are evaluated for potential conflicts of interest that may deem the trade to not be or appear to not be in the best interest of clients.

Generally, most requests are approved or denied immediately, but some may take up to 48 hours to evaluate. Compliance retains the right to refuse you permission to conduct a personal trade without providing a reason for the refusal. No reason for refusal will be given if, in the opinion of Compliance, the explanation would result in the release of confidential information.

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Approval Window

Approvals and denials are communicated from MCO via email. If your requested transaction is approved and you choose to transact, you must place and execute your transaction by the close of business on the next business day after you receive an approval email from MCO.

If the transaction is not placed and executed within the approved timeframe, then you must submit a new request to trade in MCO. Limit orders are allowed only if they are set to expire within the pre-clearance approval window.

If your trade has a delayed execution date (e.g., an illiquid or unlisted security), you should request an exception from Compliance.

Blackout Periods

If you are an Access Person, you may not transact in a Covered Security on the same day that the security is or is expected to be traded in a client account, if you knew or should have known that a client would be trading that security on that day. Preclearance will not be granted for any such transaction.

Due to the volume and scope of securities transactions within Intech client portfolios, and the unpredictability of trading activities, the possibility exists that personal transactions will occur in the same or opposite direction of client transactions. A personal transaction that occurs in the same or opposite direction as a client trade on the same day is not necessarily a violation of this section unless you knew or should have known that a client trade would occur.

Investment Persons will generally not be granted preclearance to trade in a Covered Security within seven (7) calendar days before or after a client trade occurs in the same security.

Minimum Holding Periods

Minimum holding periods are applicable for any purchase and subsequent sale of the same Covered Security (or its equivalent) where a profit will occur, except affiliated ETFs sub-advised by Intech cannot be sold before the minimum holding period even at a loss. The holding period starts the day after the execution of your trade. Profit calculations are made using the “first-in, first-out” (FIFO) method.

Minimum holding periods for Covered Securities are as follows:

Profile	Non-Affiliated ETFs, ETNs, Bitcoin ETFs	Affiliated ETFs Sub-advised by Intech	All Other Covered Securities
Access Person	Seven (7) full calendar days	Thirty (30) full calendar days (cannot be sold before 30 full	Ninety (90) full calendar days
Investment Person			180 full calendar days

Where this restriction would cause undue financial hardship due to your personal circumstances or in periods of extreme market turmoil, you may request an exception to this restriction. This should be seen as an exceptional measure and requires the approval of the Compliance and will be ratified by the Ethics Committee.

Holding periods are designed to discourage high frequency trading.

Best Price Rule – Investment Persons

In order to eliminate even the appearance of impropriety, if you (1) buy or sell a security within seven days before or after a client trade is executed in the same security and (2) receive a price advantage over the client’s trade, you may be required to surrender the price advantage at the discretion of the Ethics Committee.

Private Placements, Initial Public Offerings (IPOs) and Initial Coin Offerings (ICOs)

Intech, as a firm, does not participate in IPOs or ICOs. You must request pre-approval prior to investing in a private placement or limited offering. Requests should be submitted in MCO via the Personal Trade Pre-Clearance tab at least two weeks in advance of the proposed investment date. No Employee, or other Access Person, shall acquire any security issued in any limited or private offering (please note that hedge funds are sold as limited or private offerings) unless Compliance gives express prior written approval and documents the basis for granting approval after due inquiry. In determining whether approval should be given, Compliance will take into account, among other factors, whether the investment opportunity should be reserved for a client and whether the opportunity is being offered to the individual by virtue of his or her position with Intech. Contact Compliance for assistance with these requests.

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You are not allowed to participate in IPOs or ICOs. Exceptions to this rule will be considered only under limited circumstances and only with prior approval from Compliance, in consultation with the Ethics Committee. Please contact Compliance for advice and direction.

Excluded Transactions

The following transactions are excluded from the Covered Securities trading restrictions:

Transactions involving futures or options in foreign currencies or broad-based indices.

Purchases or sales that are not voluntary, which include but are not limited to: tender offers, broker-initiated transactions, and automatic investments.

The acquisition of:

securities as a result of a Corporate Action

securities as a result of a gift or inheritance

an employer’s securities through an employer retirement plan such as 401(k) plan or stock purchase plan

(Note: The subsequent sale of any securities acquired is subject to all of the trading restrictions of the Personal Trading Policy.)

Transfers In-Kind of Covered Securities.

Discretionary Management by Third Parties

The trading restrictions outlined above do not apply to trades in an investment account or another arrangement over which you have no direct or indirect influence or control (“Discretionary Management”). In order to rely upon this provision, you must receive approval from Compliance. To receive approval, you must submit documentation to Compliance demonstrating that all trading in the account is under the sole discretion of your adviser or other designee.

Discretionary Management accounts still require disclosure in MCO and are subject to the restriction on the purchase of IPOs and ICOs.

You are required to inform Compliance immediately if you terminate any approved advisory relationship or make management changes. Additionally, you are required to acknowledge and attest annually that:

1.	You have had no direct or indirect influence or control over the trading decisions in your discretionary account(s).

2.	You did not suggest trades to the manager or in any way direct the manager to make any particular trades in securities for the discretionary account(s).

Share/Investment Clubs

If you wish to participate in collective arrangements (e.g., a share or investment club), seek advice and direction from Compliance.

Spread Betting

Spread betting is a speculative transaction that involves taking a bet on the price movement of a security, index, or other financial product via a spread betting company. Spread betting on financial products is not permitted and you may not use spread betting accounts to circumvent this Code. Spread betting on non-financial products, such as sporting events, is not covered by this Code.

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Material Non-Public Information

It is a criminal violation of law and a violation of the Ethics Rules to engage in insider trading. Insider trading is defined as trading in securities based on material nonpublic information (“MNPI”) in breach of a duty of trust or confidence. Any employee engaging in activity in violation of the provisions set forth in this section may be subject to disciplinary action, including termination of employment or referral of the matter to the appropriate regulatory agency for civil or criminal investigation. Any employee who learns of any actual or potential violation of the law or provisions of this section must promptly notify the CCO.

You may not trade or take up rights, or cause someone else to trade, while in the possession of MNPI. Information should be considered “material” if a reasonable investor would consider it important in making an investment decision. Generally, this includes any information the disclosure of which is reasonably likely to have a meaningful effect on the price of an outstanding security. Information may be material even if it relates to speculative or contingent events. Either good news or bad news may be material. Information remains “non-public” until it has been broadly disclosed to the marketplace (such as by a press release or public filing with the SEC) and the investing public has had time to fully absorb the information.

The assessment of materiality is highly fact specific. Any employee who believes that they may be in possession of MNPI must promptly report the information to the CCO for additional guidance. Unless specifically permitted by the CCO, such employee must not: (1) transact in the securities of the relevant issuer in any account, including proprietary or client accounts; (2) discuss the information with anyone inside or outside of the firm except for the CCO; or (3) facilitate the use or disclosure by others—including an employee—of MNPI.

Item 3 – Gifts and Entertainment

The Gift and Entertainment Policy is applicable to all employees of Intech. Our policy applies to any gifts and entertainment you give to or receive from a client or Business Relationship.

You must adhere to our Gift and Entertainment Policy and ensure that your activity does not raise any question of impropriety. A question of impropriety occurs if a gift influences or gives the appearance of influencing the recipient.

Prohibitions

You may not:

●	Give or receive cash, loans, or personal services on behalf of Intech, even if these fall within the dollar limits outlined below.

●	Receive special discounts unless they are available to all other employees (i.e., a discount coupon from a retail store).

●	Give or receive a gift if it could be perceived by others as engaging in bribery or a consideration for a business favor.

●	Request a gift, such as tickets to a sporting event.

Gifts

A gift is any item of value that is given to or received from a client or Business Relationship.

In general, the annual limit for gift giving or receiving is $100. Neither you or an Immediate Family Member should give or receive any gift or series of gifts to or from any single client or Business Relationship valued in excess of $100 per calendar year.

You may accept a token gift only when the value involved is not material and clearly will not place you under any real or perceived obligation to the donor or raise any question of impropriety. In the event the aggregate fair market value of all gifts received by you from any single Business Relationship is estimated to exceed $100 per year, you must immediately notify your manager. Gifts are considered material in value if they influence or give the appearance of influencing the recipient. Managers who receive a notification must report this information to a Compliance representative.

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Please see Appendix 3 for Gift & Entertainment thresholds.

Entertainment

Entertainment includes items such as a ticket to a sporting event or the theater, green fees, an invitation to a reception or cocktail party or other comparable events. In order to qualify as entertainment, the offeror must attend the event with you. Otherwise, it is considered a gift.

In general, providing or receiving entertainment is permissible so long as it is:

Business related (offeror must attend with recipient)

Reasonable in cost

Appropriate as to time and place

Infrequent

Limits

Generally, the limit for providing or receiving entertainment is $300 per event for an individual and up to $600 per event for the individual and their guest. These limits apply to the total market value (not face value) of the outing, including meals, travel (airfare/hotels/cars), sporting events, limo rides, etc. Generally, the aggregate value of all such benefits may not exceed $1,500 per Business Relationship, per calendar year. Non-material amounts that exceed these limits will not be considered an exception to the Code.

Business Accommodations - Travel Expenses

In general, Intech must pay for all business-related travel and lodging expenses for employees. For example, if you are invited to tour a company’s facilities or meet with representatives of a company, Intech, not the company, must pay for your travel and lodging expenses. A Business Relationship may pay for certain travel expenses that are not readily ascertainable or are considered insubstantial (for example, a shared cab fare).

Conferences and Industry Events

Intech employees are frequently requested to speak at industry conferences and events. In some situations, the speech or appearance involves travel, lodging, entertainment, or other customary speaker amenities (business accommodations). If the Business Relationship offers to pay for all or a portion of the business accommodations and the amount exceeds the Gifts and Entertainment Policy, you are required to have the payment pre-approved by both your manager and the Chief Compliance Officer or Compliance representative. Gifts and entertainment that are part of the regular program at an investment conference (i.e., open to all participants) do not require disclosure. An employee is required to disclose a meal outside of a business meeting or conference setting.

Disclosure Requirements

You are required to promptly disclose gifts, entertainment and/or business accommodations received if the value is greater than $50. Certain members of the Portfolio Management and Trading Teams are required to report timely any gifts and entertainment received.

All employees are required to certify annually that any gifts and entertainment received complied with our policy.

All disclosures and certifications are completed in MCO.

ERISA Plan Prohibitions

You are prohibited from receiving any gifts or entertainment if the gift or entertainment is based in whole or in part on the amount of business Intech conducts with ERISA Plans, either directly or indirectly through intermediaries. However, this prohibition does not apply if you would have received the gift or entertainment regardless of whether Intech provided services to an ERISA Plan and the gift or entertainment cannot be reasonably allocated to Intech services.

Anti-Bribery and Corruption

Various laws and regulations worldwide prohibit giving or receiving bribes while conducting business. Some of these anti-corruption laws are specifically directed toward business conducted with foreign officials. For example, the promise, offer or delivery of a gift or anything of value to an official or employee of the U.S. government or foreign official could be a criminal offense. Many other laws are even broader and cover private commercial activity. Because we are committed to conducting business ethically, Intech has a zero tolerance for any type of bribery or corruption. Please refer to the Anti-Bribery and Corruption Policy to learn more about our commitment to complying with U.S. and non-U.S. anti-bribery and anti-corruption laws.

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Item 4 – Outside Business Activity Policy

Your business activities outside of work may present a conflict or other risk that could harm Intech or its clients. In order for Intech to identify and manage these conflicts and risks, you must disclose (in MCO) and receive approval for Outside Business Activity (“OBA”) and conduct approved activities in accordance with the requirements set forth herein.

Any OBA that involves a significant amount of time or provides a significant amount of income may present a conflict.

Any OBA that is investment-related, including activities on behalf of a non-profit, may present a conflict.

Any OBA that involves service on the board of directors of a publicly traded company may present a conflict and will generally not be permitted.

At all times, the interests of Intech and its clients take priority over the outside business activities of Employees.

Disclosure and Approval Requirements

You are required to disclose and seek pre-approval for any of the following OBAs:

Serving as an employee, independent contractor, sole proprietor, officer, director, or partner of a for-profit business;

Serving as a director, officer or executive management of a non-profit entity or performing investment-related functions on its behalf; and

Engaging in any other outside employment or activity (paid or unpaid) that may give rise to a conflict with the Company, its shareholders or clients, or other risk (e.g., operating a blog that provides financial advice).

You are not required to disclose service as a non-director, non-officer, non-executive management employee or volunteer for a non-profit entity, including civic organizations (e.g., your local homeowners or resident association), unless you will be performing investment-related functions on its behalf.

Upon joining Intech, you must submit a request for approval in MCO before continuing any existing OBA. Additionally, prior to commencing any new OBA, you must submit a request for approval in MCO.

You must abide by Intech’s decision as to whether to permit an OBA and, if so, any conditions it places on your participation in the OBA.

You are required to keep your OBA disclosures current and accurate by promptly notifying Compliance of any relevant changes to your status (e.g., you are now serving on the investment committee) or the entity’s status (e.g., the company has become or is becoming publicly traded). You must attest to the accuracy and completeness of your OBA disclosures in MCO annually.

Approval Process

Compliance reviews and approves your OBA request if it does not present any actual or potential conflict or other risk. Compliance escalates your request to the Ethics Committee and your direct manager, as appropriate, if the activity presents perceived, actual or potential conflict. The Ethics Committee reviews and approves or denies any requests escalated by Compliance.

In deciding whether to approve the activity, Compliance, your direct manager and/or the Ethics Committee will consider whether the OBA presents any conflict or other risk and, if so, whether that conflict or risk can be effectively mitigated. Your request will not be denied without good cause. Compliance, your direct manager and/or the Ethics Committee may impose any conditions on your participation in the OBA reasonably necessary to manage any conflicts or risks, including but not limited to requiring periodic certifications.

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As a general rule, you will not be allowed to serve on the board of directors of any company with publicly traded equity or debt.

Politically Exposed Persons

A politically exposed person (PEP) is an individual who is or has, at any time in the preceding year, been entrusted with prominent public functions or an immediate family member, or a known close associate, or such a person.

Public function exercised at levels lower than national should normally not be considered prominent. However, when their political exposure is comparable to that of similar positions at national level, for example, a senior official at state level in a federal system, employees should consider, on a risk-based approach whether persons exercising those public functions should be considered as PEPs.

The term Government Official is broad and covers the following:

Any Director, officer, or employee of a non-U.S. government, including employees of any state-run department, agency, or instrumentality (e.g., employees of a national bank);

Any Director, officer, or employee of a non-U.S. state-owned or controlled enterprise or fund (e.g., public utility company or government pension fund and hospitals in certain countries);

Any director, officer, or employee of a public international organization (e.g., the International Monetary Fund, the World Bank, or the European Union);

Any person acting in an official capacity for or on behalf of any non-U.S. government, any department, agency, or instrumentality thereof, or any public international organization (e.g., an official advisor or other third party hired by a government);

Members of supreme courts, of constitutional courts or of other high-level judicial bodies whose decisions are not generally subject to further appeal, except in exceptional circumstances.

Any non-U.S. political party or party official or any candidate for non-U.S. political office;

Members of a monarchical or royal family;

Heads of State, heads of government, ministers, and deputy;

or assistant ministers including high-ranking officers in armed forces;

Members of legislative bodies, such as parliaments; or

Officials of state-owned business enterprises.

The focus is on the purpose of the payment rather than the particular rank or duties of the official receiving a payment, offer, or promise of payment.

Expenses

All expenses associated with entertainment of or a business meal with a PEP must be declared, regardless of the dollar value. The monetary thresholds within this policy are to provide guidance. Regardless of monetary value, we need to remain mindful at all times as to how a gift or any entertainment, particularly involving a government official, could be construed and perceived. In deciding whether to engage in such activity, the following should be considered:

How frequently have Intech Persons entertained or given a gift to the individual, or to individuals within the client’s firm/group recently?

Is the activity necessary to strengthen the business relationship and does it serve a business purpose?

Is Intech currently engaged with the client in an RFP or search?

Gifts to Government Officials

Intech employees should be especially careful when offering gifts to government officials. Global legislation prohibits giving anything of value to government officials in order to obtain or retain business or to secure some other improper advantage. It is therefore important to be sure that gifts to these individuals cannot be construed as bribes. Government officials are often prohibited by law from accepting gifts, so offering a gift may put the official in an awkward position.

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Appropriateness

Occasionally, giving a gift to a government official may be appropriate and customary to build goodwill and strengthen working relationships. In such cases, giving a gift to a government official is permitted only if:

For clients in Europe and the UK - the gift is of nominal value and displays the Intech logo. Promotional items of nominal value that display the Intech logo do not apply as “gifts.” “Nominal value” must be less than $50. Anything above this amount or not displaying the Intech logo will require prior written approval from Compliance and the gift must be disclosed in accordance with the Gifts & Entertainment Policy.

The cumulative annual (calendar year) value of all gifts you may provide to any one government official may not exceed $150.

NOTE: the following are never appropriate:

using personal funds to provide any type of non-cash compensation to third party recipients;

gifts to clients that are more than US $150 per person, per calendar year;

logo items distributed to an event when Intech personnel are not in attendance with a value;

any Intech sponsored event that includes both payment for client travel and client entertainment (excluding client training meals);

client events when an Intech person is not in attendance;

employees requesting clients/vendors provide them with gifts;

payments made directly to representatives;

payments made to vendors on behalf of clients for non-Intech sponsored events;

sales contests or any “pay to play” arrangements;

gifts of cash, or cash equivalent;

gifts of services or other non-cash benefits (such as promises of employment);

gifts given as a bribe, payoff, or kickback (e.g., in order to obtain or retain business) or to secure an improper advantage, such as securing favorable tax treatment;

gifts that are prohibited by local law, or that the official is not permitted to accept;

gifts to family members of Directors, officials, or employees; and

activity that be viewed as excessive/inappropriate by an objective third party.

The above is a non-exhaustive list. If you are in any doubt as to whether the gift is appropriate, please consult Compliance before the gift is purchased.

Entertaining Government Officials

Like giving gifts to government officials, entertainment has the potential to be seen as a bribe. As a result, employees must use care when entertaining government officials.

There are situations in which entertaining government officials may be appropriate, such as providing a meal after a tour of our office or accompanying an official to an occasional event as a courtesy and to develop long-term business relationships. Entertaining government officials is permitted only if the entertainment:

is neither so frequent nor so extensive or lavish as to raise any question of propriety;

is not preconditioned on achievement of a sales target;

is not, or could not be perceived as, a bribe, payoff, or kickback (e.g., given in order to obtain or retain business or secure an improper advantage);

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is in good taste and occurs at a business appropriate venue; and

is disclosed to Compliance.

The following is never appropriate:

entertainment that does not comply with the Gifts & Entertainment Policy and Anti-Corruption & Bribery Policy, or that could be viewed as excessive/inappropriate by an objective third party; and

entertainment that, under local law, Intech is not permitted to offer, or the official is not permitted to accept. If in doubt, please speak with Compliance before the event is confirmed. Compliance can advise if appropriate outside counsel advice has been received for entertainment in that particular jurisdiction.

The above are non-exhaustive lists. If you are in any doubt as to whether an event is appropriate, please consult with Compliance, before the activity is confirmed.

Providing Travel to Government Officials

Intech has deemed that offering travel to government officials could be seen as excessive because travel expenses are rarely “nominal” in value. Requests for the payment of travel expenses for government officials must be reviewed on a case-by-case basis.

The payment of any travel or travel-related expense for government officials requires the prior approval of Compliance. When presented with such a request by a government official, you should first contact Compliance. In reviewing the travel request, the Compliance teams will consider a number of factors, including whether:

The primary purpose of the travel is business-related;

The class of travel is appropriate and reasonable;

The proposed expenditures comply with local laws and customs; and

The itinerary minimizes side trips and avoids tourist or vacation destinations.

Intech will not approve travel expenses for family members of government officials and will never approve trips that appear to be provided to obtain or retain business or secure an improper advantage.

Administration and Enforcement of the Ethics Rules

You must report any violations of the Ethics Rules promptly to the CCO. Failure to adhere to any of the requirements of the Ethics Rules or report violations may result in a breach of the Ethics Rules. Intech takes breaches very seriously. Any potential violation of the provisions of the Ethics Rules will be investigated by Compliance and may be reported to the Ethics Committee. If a determination is made that a violation has occurred, Intech may impose appropriate sanctions, including but not limited to one or more of the following: a written warning, profit surrender, personal trading ban, demotion, and termination of employment or referral to civil or criminal authorities.

Material violations of our personal trading rules will be reported promptly to the CCO.

To report suspected violations of the Ethics Rules, you should contact Compliance. If you feel uncomfortable reporting directly to Compliance, you may also report suspected violations to our independent hotline provider hosted by NAVEX EthicsPoint on an anonymous or identified basis at 1-844-860-8430.

Intech will not tolerate any discrimination, harassment, or retaliation against anyone who makes a good faith report or assists in an investigation.

Item 5 – Intech Code of Business Conduct

This Code of Business Conduct (referred to as the “Code” under this Item) applies to all directors, officers, and employees, as well as certain consultants, independent contractors and others performing extended services under the supervision or control of Intech, wherever they might be located.

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General

The most important asset that Intech manages on behalf of its clients is their trust. The Company can only preserve and grow that most critical asset base by conducting itself with honesty and integrity in its activities. As an Employee of Intech, you share a special responsibility in helping Intech meet that objective. That responsibility extends to reporting any behavior that you believe may violate laws, rules, regulations, or Company policies, or the principles set out in this Code. As specified below under “Reporting of Illegal or Unethical Behavior,” Intech has a strict non-retaliation policy for good faith reports of such violations.

Intech Employees should conduct themselves in accordance with the highest legal, ethical, and professional standards.

You owe duties to the Company, including duties of loyalty and care. Depending on your role at Intech, you may also owe duties to the Intech’s clients and customers. In general, we expect that you:

act with honesty and integrity;

act with due skill, care, and diligence;

act in the best interest of Intech and its clients, including by resolving conflicts between them fairly;

protect the property and confidential information of the Company and its clients; and

comply with all applicable laws, rules and regulations and observe proper standards of market conduct.

This Code has been designed to help guide you in determining what behavior is appropriate in meeting these duties. The Code sets forth a basic standard of legal, ethical, and professional conduct and highlights some areas of particular concern to the Company and its clients. The Code should be considered as a complement to other, more specific policies of Intech, including the Personal Trading Policy, Gifts and Entertainment Policy, Outside Business Activities Policy and Anti-Corruption and Bribery Policy. You are expected to understand and comply with the Code, the Ethics Rules, and any other policies of the Company that may be relevant to your employment. You should contact your manager, a member of senior management, a member of the Compliance, Legal, or Human Resources departments, if you have questions or concerns regarding compliance with laws, rules, regulations, or Company policies. You may also report concerns on an identified or anonymous basis through the hotline administered by our independent, outside service provider NAVEX EthicsPoint at 1-844-860-8430.

Conflicts of Interest

You are required to act in the best interest of the Company’s clients and the Company itself. At times, those obligations may be in tension with each other or with your own personal interests, relationships, and activities. In other words, there is a conflict of interest. Although a conflict of interest may not cause you to consciously place your interests above the interests of clients or the Company, the Company’s interests above the interests of clients, or the interests of one or more clients above the interests of other clients, it may cause you to unconsciously do so and thereby cause harm. Moreover, it may appear to have done so, which can be just as harmful. It is therefore critical for the Company to identify and avoid, mitigate and/or disclose any actual, potential, or apparent conflicts of interest between the Company and clients, Employees and clients, clients and other clients, or Employees and the Company.

You are expected to identify and disclose any actual, potential, or apparent conflicts of interest that arise from the Company’s business activities or your personal circumstances. While not necessarily exhaustive, examples of what the Company views as disclosable personal circumstances include: family or close personal relationships with clients, competitors, or business partners;

●	any family or equivalently close personal relationships with an Intech client, competitor, vendor, service provider, banker, broker, counterparty, intermediary, distributor, or other business partner or their owners, directors, officers, or employees;

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●	any significant financial interest in an Intech client, competitor, vendor, service provider, banker, broker, counterparty, intermediary, distributor, or other business partner;

●	any family or equivalently close personal relationships with a director, officer, or employee of a publicly traded company with regular access to material non-public information;

●	any family or equivalently close personal relationships with a government employee or official;

●	any family relationships with an Intech employee; and

●	any other relationships or interests which give rise to an actual, potential, or apparent conflict that should be reported to Compliance but have not.

As a general principle, whenever a conflict arises, Intech and the employee will work together to mitigate the conflict.

You should contact your supervisor or a member of the Compliance department if you have any questions or concerns regarding your or another Employee’s compliance with these policies.

Corporate Opportunities

While you are not discouraged from engaging in activities outside of your employment with the Company, your involvement in those activities must be consistent with your duty to act in the best interest of the Company with respect to matters related to your employment. To that end, you are prohibited from competing against the Company without the prior authorization of the Ethics Committee. You are similarly prohibited from taking for yourself opportunities that are discovered through the use of Company property, information, or position without the prior authorization of the Ethics Committee. You are further prohibited from using Company property information or position for personal gain or to cause harm to the Company’s clients. You should contact your supervisor or a member of the Compliance or Legal departments if you have any questions or concerns regarding your or another Employee’s compliance with this policy.

Protection and Proper Use of Company Assets

In the course of your employment with Intech, you will be provided with access to, use of and control over various assets of the Company, including its facilities, equipment, technology, systems, capital, trade secrets and other proprietary information. You have an obligation to protect and conserve those assets on behalf of the Company. Theft, carelessness, and waste have a direct impact on the profitability of the Company. Intech technology, equipment or other assets should generally not be used for non-Company business, though incidental personal use may be permitted. You should contact your supervisor or a member of the Compliance or Legal departments if you have any questions or concerns regarding your or another Employee’s compliance with this policy.

Confidentiality and Data Protection

You may come into contact with confidential information of the Company, its clients, its Employees, its vendors, and service providers. Your duty of loyalty to the Company and its clients, as well as fundamental principles of integrity, demand that you maintain the confidentiality of such information except where disclosure is authorized or mandated. This obligation continues even after you leave the Company. You are prohibited from using or disclosing confidential information for personal gain or to cause harm to the Company or its clients. In some instances, a failure to maintain the confidentiality of information may expose you or the Company to civil or criminal penalties. The term “confidential information” includes, but is not limited to, all non-public business-related information and personal information that might be of use to competitors, or harmful to the Company, its clients, or its employees, if disclosed. The policies with respect to the collection, processing, storage, transmission, and retention of confidential and personal information are described more fully in the Data Protection Policy and Information Security Policy, among others. You should contact either the Compliance or Legal Department if you suspect that confidential information has been compromised. It is important to note that nothing in the Code or any of the Company’s policies shall be construed to prohibit you from reporting conduct to, providing truthful information to any federal or state government agency or self-regulatory organization, or participating in any investigation or proceeding conducted thereby.

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Fair Dealing

You should always deal fairly and respectfully with the Company’s business partners, competitors and regulators, as well as your fellow Employees. You are prohibited from taking unfair advantage of anyone in connection with your work on behalf of the Company, whether through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other practice, which may be construed as unfair dealing. In addition to potentially exposing the Company to civil or criminal liability, unfair dealing practices can harm the Company’s reputation and undermine our client’s trust. You should contact your supervisor or a member of the Compliance or Legal departments if you have any questions or concerns regarding your or another Employee’s compliance with this policy.

Compliance with Laws, Rules and Regulations

As an Employee of an investment management company with clients located throughout the world, you may be subject to numerous laws, rules and regulations issued by various government bodies and organizations. In order to avoid exposing yourself or the Company to criminal, civil, or other penalties or damages, it is paramount that you conduct yourself ethically and comply with all such laws, rules, and regulations applicable to your work on behalf of Intech. You are prohibited from knowingly participating in any illegal or unethical activity. While a complete cataloging of all potentially applicable laws, rules and regulations is beyond the scope of the Code, the Company has highlighted some areas of particular concern below.

Securities Laws

Intech is subject to securities-related restrictions imposed by various authorities around the world. While the nature and extent of these restrictions is beyond the scope of the Code, one of the fundamental principles involved is that you cannot engage in any fraudulent, manipulative, or deceptive market activities of any kind, either directly or indirectly, in connection with the purchase or sale of any security (or related derivative). That general prohibition extends to any purchase or sale of any security while in the possession of material non-public information about a company. Any insider trading matter will be dealt with decisively.

Antitrust Laws

Intech is subject to antitrust-related restrictions imposed by a number of jurisdictions. These restrictions may include prohibitions against price fixing, bid rigging, and information sharing by competitors. Although these areas of the law can be complex and highly fact-specific, the fundamental principle underlying these restrictions is that you cannot engage in anti-competitive behavior. Detailed advice and training for compliance with competition and antitrust laws are available from the Legal department.

Anti-Bribery and Corruption Laws

Intech is subject to anti-bribery and corruption laws wherever it operates. While the exact details of these laws and any accompanying regulations differ, they all generally prohibit persons from inducing improper behavior through the offering or giving of anything of value. You are therefore prohibited from offering, promising or authorizing any payment or benefit to a foreign official or an employee in the private sector in order to influence the recipient towards favoring the Company. This includes a prohibition against “facilitation” or “grease payments” regardless of whether such payments are permitted (or not expressly prohibited) by law. You are also expressly prohibited from accepting anything of value that can reasonably be perceived as having been given to improperly influence your actions. You will not be penalized for losing or failing to obtain business due to your refusal to offer, promise or authorize any bribe. The policies with respect to anti-bribery and corruption are described more fully in the Anti-Bribery and Corruption Policy.

The Company has developed its policies and procedures in consideration of these and other applicable laws, rules and regulations. Therefore, you should generally be in compliance with such laws, rules, and regulations if you are in compliance with the Company’s policies and procedures. Nonetheless, there may be circumstances which are not addressed by those policies and procedures or as to which the application of those policies and procedures are unclear. You should contact your supervisor or a member of the Compliance or Legal departments if you have any questions or concerns regarding your or another Employee’s compliance with the Company’s policies or applicable laws, rules, or regulations.

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Reporting of Illegal or Unethical Behavior

You share a responsibility in ensuring that the Company and your fellow Employees fulfill their obligations to the Company’s clients by conducting themselves in accordance with the highest legal and ethical standards. You should report any known or suspected violations of laws, rules, regulations, or Company policies, or other unethical conduct, to a supervisor, a member of the Compliance or Legal departments, or other appropriate personnel. You may also report such violations on an identified or anonymous basis through the hotline administered by our independent, outside service provider NAVEX EthicsPoint at 1-844-860-8430. Intech will not allow retaliation for any good faith reports.

Nothing in this Code or other Intech policy or any agreement with employees shall be construed or deemed to interfere with any protected right to file a charge or complaint with any applicable federal, state or local governmental administrative agency charged with enforcement of any law, or with any protected right to participate in an investigation or proceeding conducted by such administrative agency, or to recover any award offered by such administrative agency associated with such charge or complaint or is intended to prohibit any person (with or without prior notice to Intech) from reporting to or participating in an investigation with a government agency or authority about a possible violation of law, or from making other disclosures protected by applicable whistleblower statutes or other regulations.

Violations

The Compliance department monitors overall compliance with the Code. Any violations of the Code may lead to appropriate disciplinary sanctions, depending on the nature, significance, and circumstances of the misconduct. The Chief Compliance Officer is authorized to grant non-material exceptions to the Code. Any material violations of the Code will be reviewed by the Ethics Committee, which will ensure that remedial and/or discipline actions are proportionate to the misconduct has been imposed.

Waivers

The Company may waive application of the Code only where such waiver is consistent with applicable laws, rules, regulations, and fiduciary duties and justified by the facts. The Ethics Committee must authorize and document the reasons involving any waivers of this Code.

Amendments

The Ethics Committee may authorize amendments to this Code.

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Appendix 1 − Definitions

Access Person: Any Employee who has access to non-public information regarding any client’s purchase or sale of securities or non-public information regarding the portfolio holdings of any client account. All persons covered by the personal trading rules are deemed Access Persons.

Annual Limit: The maximum fair market value of Gifts or Entertainment that can be received from a single provider over the course of a year, absent an exception. The Annual Limit is combined for Business Meals and Entertainment.

Beneficial Ownership: You are the beneficial owner of any account or securities in which you have a direct or indirect financial interest or that you control, or have discretionary authority. This includes accounts held in the names of your Immediate Family Members (as defined) such as your spouse or domestic partner, your minor children, and other relatives living with you to whom you provide financial support and can include trusts for which you are a trustee or a beneficiary. See Appendix 2 for more detailed information on Beneficial Ownership.

Business Meals: A meal, which the Business Relationship pays for and whose primary purpose is to discuss business. If the meal accompanies a form of Entertainment, it should be disclosed in conjunction with the Entertainment.

Business Relationship: Any person or entity that does or seeks to do business with or on behalf of Intech or any client.

CCO: Chief Compliance Officer or their designee.

Company: Intech Investment Management LLC

Covered Securities: In general, any securities (and derivatives thereof), including but not limited to individual stocks and bonds, exchange-traded products (non – affiliated and affiliated ETFs, ETNs, and Bitcoin ETFs), closed-end funds, private placements, and limited offerings. See Appendix 2 for a detailed list of Covered and Non-Covered securities.

Employees or You: All employees of Intech, as well as certain contactors as identified by Compliance.

Entertainment: A sporting event, concert, theatre performance, outdoor activity, reception, cocktail party, Business Meal, or any other event that the Business Relationship pays for. In order to qualify as Entertainment, the Business Relationship must attend the event with you.

Ethics Committee: Governance committee composed of senior leaders throughout Intech. The Committee meets reviews potential violations of the Ethics Rules, Code of Business Conduct, and other related policies.

Gift: Any item of value that is received from a current or prospective Business Relationship. Entertainment that the Business Relationship pays for, but does not attend, qualifies as a Gift.

Immediate Family Member: any relative by blood or marriage living in your household who is subject to your financial support or any other individual living in your household subject to your financial support (i.e., spouse, minor children, domestic partner, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship, etc.).

Individual Limit: The maximum fair market value of Gifts or Entertainment that can be received from a single provider in connection with a single event, absent an exception.

Investment Person: An Access Person who also makes or participates in making decisions regarding the trading of securities in any client account, has access to such decisions or assists in the trade process. Investment Persons generally include portfolio managers, traders, and the research team.

Intech: Investment Management LLC.

MyComplianceOffice (MCO): The monitoring system utilized for all personal compliance disclosures including personal trading activities.

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Outside Business Activity (OBA): Any personal activities outside of work subject to the disclosure and pre-approval requirements described in OBA section.

Personal Trading: The personal transactions in Covered Securities held in accounts under the Beneficial Ownership of persons covered by the Code.

Appendix 2 – Personal Trading Guidelines

Covered Securities

The following securities (and derivatives thereof) are considered Covered Securities and are therefore subject to the Code requirements:

equities − listed and unlisted shares

fixed income instruments

●	corporate

●	U.S. guaranteed or of federally sponsored enterprises (FHLMC, FNMA, GNMA, etc.)

●	municipal

●	closely-held

ADRs, EDRs and GDRs

ETFs, ETNs, and Bitcoin ETFs

UITs and closed-end funds

hedge funds

private placements and limited offerings

investment trusts

Non-Covered Securities

The following securities, commodities, currencies, and instruments (and derivatives thereof) are considered Non-Covered Securities and are not subject to the Code requirements:

bank, term deposits, and certificates of deposit

SEC: U.S Securities and Exchange Commission – a U.S. regulator.

bonds and other direct debt instruments issued by U.S. or other foreign governments shares of open-end mutual funds

shares issued by money market funds

commercial paper

Regulation A securities provided they are not held in or considered for client accounts, and the Intech has no relationship with the issuer.

direct investment or derivatives trading (such as futures and options) in:

●	physical commodities

●	currencies

●	interest rates

●	broad-based indices

Bitcoin, bitcoin cash and bitcoin futures are not securities under current SEC regulations and therefore “trading” in such cryptocurrencies are not reportable at this time.

While the above securities, commodities, currencies, and instruments are exempt from the specific preclearance requirements and investment restrictions set out in the Code, be aware that any type of trading that could result in a conflict of interest arising is actively discouraged. This includes high levels of trading in Non-Covered Securities.

Beneficial Ownership

Definition of Beneficial Ownership

The Code applies to all accounts and securities beneficially owned by you as well as accounts under your direct or indirect influence or control. Essentially, this means that if you have the ability to profit, directly or indirectly, or share in any profit from a transaction, you have Beneficial Ownership. If you are unsure if an account or investment falls under your beneficial ownership, contact Compliance for further guidance. Additionally, you should inform Compliance of changes to your Immediate Family Members.

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Practical Application

You live with your parents: If you live in your parents’ house but do not financially support your parents, your parents’ accounts and securities are not beneficially owned by you and do not require disclosure.

Your parent lives with you: If you provide financial support to your parent, your parent’s accounts and securities are beneficially owned by you and require disclosure.

You have an adult child living in your home: If you provide financial support to your child, your child’s accounts and securities are beneficially owned by you and require disclosure.

You have a college-age child: If your child is in college and you still claim the child as a dependent for tax purposes, you are the beneficial owner of their accounts and securities.

Your child has an UGMA/UTMA account: If you (or your spouse) are the custodian for the minor child, the child’s accounts are beneficially owned by you. If someone other than you (or your spouse) is the custodian for your minor child’s account, the account is not beneficially owned by you.

You have a domestic partner or similar cohabitation arrangement: If you contribute to the maintenance of a household and the financial support of a partner, your partner’s accounts and securities are beneficially owned by you and require disclosure.

You have a roommate: Generally, roommates are presumed to be temporary and therefore you have no beneficial ownership in one another’s accounts and securities.

You have power of attorney: If you have been granted power of attorney over an account, you are not the beneficial owner of the account until the time that the power of attorney has been activated.

You are the trustee and/or the beneficiary of a trust: Due to the complexity and variety of trust agreements, these situations require case-by-case review by Compliance.

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Appendix 3 – Gifts, Entertainment and Meals Received Limits, Thresholds and Guidelines

Limits and Thresholds

Category	Disclosure Threshold (per employee)	Individual Limit (per employee, per event)	Annual Limit (per employee, per provider)
Gifts	$50	$100	$100
Business Meals	$50	$300*	$1,500 (combined)
Entertainment	$50	$300*

Prohibitions

*You may not receive any Entertainment that constitutes an “extraordinary” event, such as the Super Bowl, World Series, College Football Playoff Semi-Final and Championship games, NBA Finals, NHL Finals, etc.

Additional Restrictions for Traders and Trade Operations

Employees in Trading and Trade Operations may only accept Entertainment in the form of reasonable Business Meals.

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Appendix 4 – Key Takeaways: Code of Ethics

Personal Trading, Preclearance, and Holding Periods

●	Access and Investment Persons must obtain preclearance for trades in Covered Securities, with Investment Persons subject to heightened restrictions given their potential influence over investment decisions.

●	Access Persons must comply with the following minimum holding periods:

●	– Non-affiliated ETFs, ETNs, and Bitcoin ETFs: Seven full calendar days

●	– Affiliated ETFs sub-advised by Intech: Thirty full calendar days (no exceptions for selling beforehand even at a loss)

●	– All other Covered Securities: Ninety full calendar days

●	Investment Persons are subject to a one hundred eighty full calendar day holding period for Covered Securities, unless the Code specifies a different holding period for a particular type of security (for example, ETFs follow the Access Person holding periods rather than the 180-day rule).

●	Securities may not be sold at a profit during the applicable holding period, but may be sold at a loss. Profit is calculated using FIFO, and the holding period begins on the day after purchase.

●	Reporting obligations include initial holdings, annual holdings, and transaction reports submitted within required deadlines.

Conflicts of Interest

●	Employees must avoid actual or potential conflicts and must disclose any situation that could impair objective judgment.

●	Client interests must always take precedence over personal or firm interests.

Material Nonpublic Information (MNPI)

●	Employees may not trade, tip, or use MNPI for personal benefit or the benefit of others.

●	The Code describes information barriers, restricted lists, and escalation steps when MNPI is encountered.

Gifts, Entertainment, and Political Contributions

●	Employees may not accept or provide gifts or entertainment that could influence business judgment or appear improper.

●	Political contributions are subject to strict restrictions and in some cases require pre-approval (See Political Activities Policy).

Outside Business Activities (OBAs) and Private Investments

●	Employees must obtain Compliance approval before engaging in OBAs or investing in private placements or external business activities.

●	Compliance reviews these activities for conflicts with client interests or fiduciary obligations.

Fiduciary Duty and Ethical Conduct

●	Employees are expected to act with honesty, integrity, and professionalism in all activities.

●	The Code reinforces the duty of loyalty and care owed to clients, along with the requirement to provide full and fair disclosure of conflicts.

Reporting Violations and Whistleblower Protections

●	Employees must promptly report violations or suspected violations of the Code.

●	Intech prohibits retaliation against anyone who reports concerns in good faith.

Compliance Oversight and Annual Acknowledgment

●	Employees must review and certify compliance with the Code annually.

●	Compliance monitors personal trading activity, conducts reviews, and administers disciplinary actions when necessary.

End of Document

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